EXHIBIT 99.1



 [SPORT SUPPLY LOGO]



                                           FOR IMMEDIATE RELEASE
                                           Monday, July 14, 2003

 FOR FURTHER INFORMATION:
 John P. Walker
 President, SSG
 972/406-7108


                Sport Supply Group Announces Improved Results
                     For The Fiscal Year Ended March 2003

           E Commerce Revenue, Product Outsourcing and Reduced SG&A
            Produce Significant Improvements in Operating Results


 Dallas, Texas Monday, July 14, 2003 - Sport Supply Group, Inc., (OTCBB:
 SSPY), a leading sporting goods distributor and e commerce company, announced significantly improved results for its fiscal year ended March 2003.

 Fiscal Year 2003 Highlights Compared to Fiscal 2002
 ---------------------------------------------------
 * Revenues stabilize at $102.6 million in 2003 compared to $103.6 in 2002
 * Gross profit increased to 29.3% from 28.5%
 * Selling, general and administrative expenses (SG&A) reduced by more than $1.4 million or 4.4%
 * Operating loss narrows to $1.6 million marking a year over year 66% improvement
 * Loss before taxes (and before cumulative effect of accounting change) reduced by 56%, a $2.0 million improvement
 * Cash flow (EBITDA) increased $1.4 million
 * Internet revenues increased by more than 70% to $5.3 million. The number of orders processed over the web increases by more than 112% from the prior year.
 * Working capital increased $740,000


 Net revenues for the fiscal year ended March 28, 2003 were $102.6 million as compared to $103.6 million the prior year. The decrease in revenues for the year was primarily attributable to lower revenues in the Company's team dealer business.

 Gross margin improved 0.8% to 29.3% from 28.5% a year ago. Selling, general and administrative expenses were reduced 4.4% to $30.5 million as compared to $31.9 million last year. The loss before taxes and cumulative effect of accounting change improved by $2.0 million or 56.4% to a loss of $1.6 million as compared to a loss of $3.6 million last year. The loss per share before cumulative effect of accounting change was $0.18 per diluted share as compared to a loss per share of $0.40 the previous year. After a one-time, $7.4 million non-cash charge associated with the cumulative accounting effect of implementing Financial Accounting Standards Board Statement 142 (Accounting for Goodwill and Other Intangible Assets), the Company's net loss was $9.0 million, or $1.01 per diluted share.

 Net revenues for the quarter ended March 2003 were $31.2 million, up 2.8% from the same quarter last year. Gross margin decreased 1.0% from 29.1% to 28.1%, and selling, general and administrative expenses were $7.9 million in both 2003 and 2002. Operating Income for the March quarter decreased 11.3% to $749,000. Net income for the quarter was $567,000 as compared to $768,000 the prior year. Earnings per share were $0.06 per diluted share compared to $0.09 per diluted share for the quarter ended March 2002.

 The number of orders received and revenues generated over the Internet increased significantly in the past fiscal year. During the fiscal year ended March 2003 the Company processed more than 20,000 orders and generated 70% revenue growth over the Internet. This increase in migration of customers to our websites has helped the Company enjoy significant savings in order processing and customer service costs.

 Our Associate Program, developed by the Company in 2002, now has more than 1,350 participating organizations. We expect continued revenue growth from this effort, as organizations look for strategic alliances that help fund various athletic programs that benefit their participants. The Company is in the process of launching an e procurement model specifically designed for schools that will enable school districts, one of the Company's largest revenue segments, to incorporate on-line order entry, purchasing preferences and invoice processing into the Company's SAP system. The Company believes that this solution will help its school customers process orders more efficiently and reduce order-processing costs for both the school districts and SSG.

 John P. Walker, President stated, "We continue to execute the elements of our strategic plan begun two years ago. Our plan focuses on several strategic initiatives including: outsourcing manufacturing to more efficient producers, both domestically and overseas; streamlining internal operations; and migrating a significant part of our customer base to e commerce marketing, order processing and customer service. The results of the past year, which show almost 70% improvement in the Company's operating performance, are beginning to substantiate the programs we believe have provided and will continue to produce better operating results.

 As part of this plan, we have transferred product lines historically manufactured by the Company to more efficient manufacturers, primarily in Asia. We have achieved significant cost reductions over the past two years in our expenses and cost of sales. Our e commerce platform continues to expand and enhances our marketing and sales efforts, improves on-line customer service and reduces order processing costs.

 We are confident that we are executing these strategies in a manner that will produce profitable results that maximize returns to our shareholders. At the same time, we are continuing to position the Company to aggressively market and sell sporting goods and recreational products in today's very competitive and technologically challenging world."

 For more information about Sport Supply Group or to sign up as an associate for your organizations own on-line sporting goods store, please visit www.sportsupplygroup.com.


 ---------------------------------------------------------------------------
 This news release, other than the historical information, consists of forward looking statements that involve risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Reports on Form 10-K and Form 10-Q. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially.
 ---------------------------------------------------------------------------

 Sport Supply Group, Inc.
 Summary Operating Results and Balance Sheets
 Fiscal Year Ended March 2003



 Sport Supply Group Inc
 Summary Operating Results        12 Months Ended          Quarter Ended
                               ---------------------------------------------
 (in $000)                     March 2003 March 2002   March 2003 March 2002
                               ---------------------------------------------

 Revenues                        102,617    103,601       31,238     30,358
 Gross Profit                     30,029     29,495        8,790      8,835

 SG&A Expenses                    30,511     31,929        7,879      7,914
 Internet Expenses                   461        356          161         86
 Operating Income (Loss)            (943)    (2,790)         750        835
 Interest & Other Expense            618        792          183         67
 Net Income (Loss) Before
   Cumulative Effect of
   Accounting Change              (1,561)    (3,582)         567        768

 Cumulative Effect of
   Accounting Change              (7,442)
 Net Income (Loss) After
   Effect of Accounting Change    (9,003)    (3,582)         567        768



 Summary Balance Sheets        ---------------------
 (in $000)                     March 2003 March 2002
                               ---------------------
 Cash and Equivalents              2,142        587
 Accounts Receivable              20,246     19,060
 Inventory                        19,564     18,368
 Other Current Assets              2,102      2,219
                               ---------------------
 Total Current Assets             44,054     40,234
 Property                          8,520      9,951
 Other Assets                      9,421     17,122
                               ---------------------
 Total Assets                     61,995     67,307
                               ---------------------
 Current Liabilities              16,338     13,258
 Long Term Debt                   17,612     17,000
 Stockholders' Equity             28,045     37,049
                               ---------------------
 Total Liabilities and Equity     61,995     67,307
                               ---------------------


 Sport Supply Group Inc
 Reconciliation of Non GAAP
 Financial Measurement            12 Months Ended
 FY 2003                       ---------------------
 March 28, 2003 (in $000)      March 2003 March 2002
                               ---------------------

 Net Income                       (9,003)    (3,582)
 Add:
 Interest expense                    618        792
 Tax benefit
 Depreciation and amortization     2,172      2,573
 Cumulative effect of
   accounting change               7,442          -
                               ---------------------
 Earnings before interest,
   depreciation and
   amortization (EBITDA)           1,229       (217)
                               ---------------------


 Please refer to our Form 10-K as filed with the SEC for complete financial information.